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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15


          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
                    Suspension of Duty to File Reports Under
                     Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                                           Commission File Number.  0-18525

                 CB Commercial Real Estate Services Group, Inc.
             (Exact name of registrant as specified in its charter)

                            533 South Fremont Avenue
                       Los Angeles, California 90071-1798
                                 (213) 613-3123
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Class B-2 Common Stock, $.01 par value
            (Title of each class of securities covered by this Form)

                          Common Stock, $.01 par value
              (Title of all other classes of securities for which a
           duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [X]                Rule 12h-3(b)(1)(ii)  [ ]
     Rule 12g-4(a)(1)(ii) [ ]                Rule 12h-3(b)(2)(i)   [ ]
     Rule 12g-4(a)(2)(i)  [ ]                Rule 12h-3(b)(2)(ii)  [ ]
     Rule 12g-4(a)(2)(ii) [ ]                Rule 15d-6            [ ]
     Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date: Zero

     Pursuant to the requirements of the Securities Exchange Act of 1934 CB Commercial Real Estate Services Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  December 13, 1996             By:   /s/ WALTER V. STAFFORD
                                         --------------------------------
                                               Walter V. Stafford
                                             Senior Executive Vice
                                         President and General Counsel